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                                                                       EXHIBIT A


                                 PROMISSORY NOTE

$16,493,182                                                    November 27, 2001

         FOR VALUE RECEIVED, the undersigned, AG-BIOTECH CAPITAL, LLC, a Delaware limited liability company, hereby promises to pay to Bionova International, Inc., a Delaware corporation ("Creditor"), the principal sum of Sixteen Million Four Hundred Ninety-Three Thousand One Hundred and Eighty-Two Dollars ($16,493,182), with interest on the unpaid balance thereof from the date hereof until maturity at the rate of two and seventy-three hundredths percent (2.73%) per annum, both principal and interest payable as hereinafter provided in lawful money of the United States of America at the offices of Creditor, or at such other place as from time to time may be designated by the payee of this Note.

         All unpaid principal of and accrued interest on this Note shall be due and payable on November 27, 2002. The undersigned shall have the right to prepay, without penalty, at any time and from time to time prior to maturity, all or any part of the unpaid principal balance of this Note, provided that any such principal thus paid is accompanied by accrued interest on such principal. All payments shall first be applied to accrued and unpaid interest at the stated interest rate and next to the principal balance then outstanding hereunder.

         In the event any installment of principal is not paid when due, the unpaid amount shall, to the extent permitted by applicable law, bear delay interest from and after maturity and until payment in full at an interest rate equal to ten percent (10%) per annum. Should such rate exceed that permitted by applicable law, interest shall be accrued at the highest rate allowed by such law.

         Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Note is placed in the hands of attorneys for collection after default, the undersigned and all endorsers, guarantors and sureties of this Note jointly and severally agree to pay to the payee of this
Note in addition to the principal and interest due and payable hereon all the costs and expenses of the payee in enforcing this Note including, without limitation, reasonable attorneys' fees and legal expenses.

         The undersigned and all endorsers, guarantors and sureties of this Note and all other persons liable or to become liable on this Note severally waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agree to all renewals, extensions, modifications, partial payments, releases or substitutions of security, in whole or in part, with or without notice, before or after maturity.

            It is the intent of the payee of this Note and the undersigned in the execution of this Note and all other instruments now or hereafter securing this Note to contract in strict compliance with applicable usury law. In furtherance thereof, the said payee and the undersigned stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law; that neither the undersigned nor any guarantors, endorsers or other parties now or


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hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law; and that the provisions of this paragraph shall control over all other provisions of this Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. The payee of this Note expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Note exceeds the applicable maximum lawful rate, the payee of this Note shall, at its option, either refund to the undersigned the amount of such excess or credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that the payee of this Note shall contract for, charge or receive any amount or amounts and/or any other thing of value which are determined to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, an amount equal to interest in excess of the lawful rate shall, upon such determination, at the option of the payee of this Note, be either immediately returned to the undersigned or credited against the principal balance of this Note then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note the undersigned acknowledges that it believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, the undersigned should have reason to believe that such loan is in fact usurious, it will give the payee of this Note notice of such condition and the undersigned agrees that said payee shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term "applicable law" as used in this Note shall mean the laws of the State of Delaware or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

         THIS NOTE IS NOT NEGOTIABLE. TRANSFER OF THIS NOTE MAY BE EFFECTED ONLY BY A SURRENDER OF THE NOTE BY THE PAYEE HEREUNDER AND EITHER REISSUANCE OF THE NOTE OR ISSUANCE OF A NEW NOTE BY THE MAKER TO THE NEW PAYEE.

         This Note and the rights and duties of the parties hereunder shall be governed for all purposes by the law of the State of Delaware and the law of the United States applicable to transactions within such State. Time is of the essence of this Note and each and every provision hereof.

                                       AG-BIOTECH CAPITAL, LLC


                                       By: /s/ HERIBERTO MUZZA
                                          --------------------------------------
                                          Name: Heriberto Muzza
                                               ---------------------------------
                                          Title: Manager
                                                --------------------------------


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